Exhibit 99.1

Virco Reports Second Quarter Results, Declares Quarterly Dividend

•	Net sales up 3% for the quarter and 2% YTD

•	Operating income declines primarily due to unrecovered material costs

•	Results and prospects generally positive; Board declares regular dividend

•	Order rates remain strong; shipments + backlog up 11% YOY

Torrance, California-September 14, 2018-Virco Mfg. Corporation today announced results for its second quarter and first six months ended July 31, 2018.
A challenging environment of late orders, rapidly escalating raw material costs, and unexpected shifts in demand led to mixed results for the second quarter and first six months ended July 31, 2018. Despite these challenges, overall results were sufficiently positive that Virco’s Board of Directors has declared a regular quarterly dividend of $0.015 per share, payable on October 10, 2018 to shareholders of record as of September 26, 2018.
For the quarter ended July 31, 2018, net sales increased 3% to $74,802,000 from $72,636,000. Through six months, net sales were up 2% to $97,371,000 from 95,871,000. Operating margins were negatively impacted by higher steel, plastic and other raw material costs, although operating margins did show seasonal improvement as summer deliveries progressed. Management attributes this mid-season improvement to the operating efficiencies inherent with higher volume, not higher prices.
Operating income was virtually unchanged in the second quarter at $8,415,000 vs. $8,406,000 last year. As a percent of net sales, second quarter operating income declined modestly from 11.6% last year to 11.2% this year. Through six months, reflecting the more serious impacts of raw material costs in the first quarter, operating income declined to $3,827,000 from $5,141,000 last year, or, on a percentage basis, to 3.9% of net sales vs. 5.4% of net sales.
While order rates had been trending ahead of last year through spring, they spiked unexpectedly in July, and were focused on newer, more progressive designs that hadn’t previously represented the majority of the Company’s midsummer replacement sales. This late surge and change in product mix combined with a jump in raw material costs put significant stress on all aspects of operations. Nevertheless, both operating margins and margins on incoming orders improved slightly in the second quarter vs. the first quarter of this year, reflecting what Management believes is the inherent flexibility of its U.S. factories and experienced American workforce.

	Three Months Ended		Six Months Ended
	7/31/2018	7/31/2017	7/31/2018	7/31/2017
	(In thousands, except per share data)

Net sales	$ 74,802	$ 72,636	$ 97,371	$ 95,871
Cost of sales	47,670	45,953	62,554	60,761
Gross profit	27,132	26,683	34,817	35,110
Selling, general administrative & other expense	18,717	18,277	30,990	29,969
Operating income	8,415	8,406	3,827	5,141
Interest expense, net	822	529	1,268	824
Income before income taxes	7,593	7,877	2,559	4,317
Income tax	2,118	2,849	656	1,500
Net income	$ 5,475	$ 5,028	$ 1,903	$ 2,817

Dividend declared per share:
Cash	$ 0.015	$—	$ 0.030	$—

Net income per share - basic	$ 0.36	$ 0.33	$ 0.12	$ 0.19
Net income per share - diluted	$ 0.35	$ 0.33	$ 0.12	$ 0.18

Weighted average shares outstanding - basic	15,392	15,211	15,355	15,170
Weighted average shares outstanding - diluted	15,435	15,285	15,395	15,233

		7/31/2018	1/31/2018	7/31/2017
Current assets		$ 107,967	$ 55,713	$ 95,945
Non-current assets		59,848	60,910	59,502
Current liabilities		73,902	27,723	64,848
Non-current liabilities		34,938	30,188	27,915
Stockholders' equity		58,975	58,712	62,684

As described above, order rates had been trending moderately higher through spring of this year, continuing the growth rates of the prior few years as funding for public schools stabilized following the Great Recession. Then, in July, when orders are typically focused on match-up replacements, a surge of large project orders came in. These orders often require progressive or customized configurations.
An additional challenge was the earlier start date for U.S. public schools. While Labor Day used to be the end point for “summer vacation” and Virco’s large-order deliveries, this year’s average start date of August 20 stripped two weeks from the traditional cycle. Raw material costs also spiked at the same time, leaving little room to respond with offsetting price increases.
Management is uncertain at this point whether the surge in project orders reflects changes in public school funding or headwinds in the global supply chain. Regardless, and given the compressed window for satisfactory response, factory operations were quickly redirected toward filling these orders.
The overall result was a 3% increase in shipments for the second quarter, and virtually flat operating margins. Management had hoped that the higher volumes of summer would generate sufficient efficiencies to offset the slow start to the year, which had also been impacted by higher costs for key materials like steel, plastic, and imported components.
Despite being unable to make up for the slow first quarter, Management is satisfied with the slightly improved results of the peak season. Although both quarters of this year lag the results of last year, margins are improving as of this writing and the Company’s second-half backlog is robust. As of this press release, Management’s preferred metric for forward planning-

actual year-to-date shipments plus the unshipped backlog-- is up 11% as of July 31, 2018 compared to the same date last year.
At this point Management is hesitant to speculate about the possible impacts of tariffs on imports of raw materials in the second half of the year, because some of the proposed tariffs may end up offsetting or reinforcing existing ones. Strategically, the Company’s vertically integrated U.S. factories may provide advantageous control in the uncertain conditions that seem possible with respect to tariffs in the second half of 2018.
Commenting on these events, Virco Chairman and CEO Robert Virtue said: “This was a very tough summer but I’m proud of the way our company responded. We have a really experienced core of workers in all areas of operations, sales and distribution. As they have many times in the past, they rallied this summer to deliver the range of products and services demanded by progressive educators.”
Virco President Doug Virtue concurred: “While historic demand is useful for long-term planning, we always leave some capacity for last-minute summer orders that might not fit traditional patterns. Our operating strategies have been built around this need for flexibility, and this year validated that approach. We look forward to continuing the recent trend of improving performance in the second half of this year.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; the impact of tariffs on our supply chain and the likelihood and impact of new tariffs on imports; trends in shipping and fuel costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2018, Quarterly Reports on Form 10-Q, and other material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.